Exhibit 99.1

Kellam Colquitt named COO at Reef Exploration, L.P.

Petroleum industry veteran brings 35 years of successes to Reef

Richardson, Texas – Kellam Colquitt, a petroleum industry veteran with 35 years of experience in oil & gas, joined Reef Exploration, L.P. on Feb. 13 as Chief Operating Officer, according to Reef CEO Mike Mauceli.

“Kellam has the industry know-how and experience that will help elevate Reef Exploration to new levels of success,” Mauceli said. “His extensive list of accomplishments includes discoveries and production in East Texas, West Texas, the Gulf of Mexico, Yemen, Ecuador, Bolivia and Argentina.”

Colquitt is a geology graduate of Texas A&M University and is a member of the American Association of Petroleum Geologists, the Houston Petroleum Club, the Tulsa Geological Society and the Houston Geological Society.

Reef Oil & Gas Partners, L.P. (formerly Reef Oil & Gas Partners, LLC) is a privately held Nevada limited partnership. Reef Oil & Gas Partners, L.P. (ROGPLP) serves as managing general partner of partnerships and managing venturer of joint ventures formed by ROGPLP. Reef Exploration, L.P. (RELP) engages in the business of developing, exploiting and producing oil and natural gas within and outside of the United States through partnerships and joint ventures sponsored by its affiliate ROGPLP. Michael J. Mauceli is Chief Executive Officer, manager, founder and sole limited partner of RELP.

For more information:
Randy Black
Investor Relations
Reef Exploration, L.P.

1901 N. Central Expressway, Suite 300
Richardson, TX 75080-9789
972-792-6692, X-3045